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                                 EXHIBIT 3.04
                         RESOLUTIONS AMENDING BY-LAWS
                         REGARDING TELEPHONIC MEETING
                                  ADOPTED BY
                           THE BOARD OF DIRECTORS OF
                         SILICON VALLEY RESEARCH, INC.

                               NOVEMBER 12, 1996

  WHEREAS, Section 307 of the California General Corporations Law has recently been amended to provide for alternative means of Board meetings through conference telephone, electronic screen communications or other communications equipment and to require the Company to develop a procedure for verification of the identity of directors participating by various media in a directors' meeting.

  RESOLVED, that Section 11.6 of the Company's Bylaws be amended and restated in its entirety to read as forth below:

    Section 11.6: Meetings By Conference Telephone or Other Communications Equipment. So long as permitted by statute, directors may participate in a regular or special meeting through any means of communication, including conference telephone, electronic screen communication or other communications equipment. Participation in a meeting pursuant to this
  Section 11.6 constitutes presence in person at that meeting if each participating director is provided the means to communicate with all of the other directors concurrently and (1) the meeting is held by conference telephone or video conferencing or other communication mode enabling participants to determine, through voice or image recognition, that a participant is or is not a director entitled to participate in the meeting or (2) another verification device (determined in the discretion of the chairman of the meeting) is used to determine that each person participating in the meeting is in fact a director. Such verification method may include (at the discretion of the chairman of the meeting) use of passwords or similar codes for gaining access to the meeting.

  RESOLVED FURTHER, that "Silvar-Lisco" shall be replaced by "Silicon Valley Research, Inc."